UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                             (Amendment No. 2)*

                          Home-Stake Oil & Gas Company
-------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   437356 10 8
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 12, 2000
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|    Rule 13d-1(b)
         |_|    Rule 13d-1(c)
         |X|    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                   Page 1 of 4


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CUSIP NO.  437356 10 8                13G                       Page 2 of 4
-------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Helen Grey Trippet
           ###-##-####

-------------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a)  |_|
           (b)  |_|

-------------------------------------------------------------------------------

3    SEC USE ONLY

-------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

-------------------------------------------------------------------------------



          NUMBER OF                   5   SOLE VOTING POWER

           SHARES                                -0-
                                      -----------------------------------------
        BENEFICIALLY                  6   SHARED VOTING POWER

          OWNED BY                               -0-
                                      -----------------------------------------
            EACH                      7   SOLE DISPOSITIVE POWER

          REPORTING                              -0-
                                      -----------------------------------------
           PERSON                     8   SHARED DISPOSITIVE POWER

            WITH                                 -0-

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
-------------------------------------------------------------------------------

10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


-------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
-------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON

           IN
-------------------------------------------------------------------------------

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CUSIP NO. 437356 10 8                 13G                       Page 3 of 4
-------------------------------------------------------------------------------

Item 1.    (a)      Name of Issuer:  Home-Stake Oil & Gas Company
                    ----------------
           (b)      Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

                    15 E. 5th Street, Suite 2800
                    Tulsa, Oklahoma 74103-4311

Item 2.    (a)      Name of Person Filing:  Helen Grey Trippet
                    ----------------------
           (b)      Address of Principal Business Office or, if None, Residence:
                    -----------------------------------------------------------

                    4623 South Victor
                    Tulsa, Oklahoma 74105

           (c)      Citizenship:  United States
                    ------------
           (d)      Title of Class of Securities:  Common Stock, par value $.01
                    ----------------------------

           (e)      CUSIP Number:  437356 10 8
                    ------------

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

           Not Applicable

Item 4.    Ownership.
------     ---------

           (a) Amount Beneficially Owned:  -0-

           (b) Percent of Class: 0.0%

           (c) Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:  -0-

              (ii)  shared power to vote or to direct the vote:  -0-

             (iii)  sole power to dispose or to direct the disposition of: -0-

              (iv)  shared power to dispose or to direct the disposition of: -0-





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CUSIP NO. 437356 10 8                 13G                        Page 4 of 4


Item 5.       Ownership of Five Percent or Less of a Class.
------        --------------------------------------------

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |X|

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.
------        ---------------------------------------------------------------

              Not Applicable

Item 7.       Identification and Classification of the Subsidiary Which Acquired
              ------------------------------------------------------------------
              the Security Being Reported on By the Parent Holding Company.
              -------------------------------------------------------------

              Not Applicable

Item 8.       Identification and Classification of Members of the Group.
------        ---------------------------------------------------------

              Not Applicable

Item 9.       Notice of Dissolution of Group.
------        ------------------------------

              Not Applicable

Item 10.      Certification.
-------       -------------

              Not Applicable

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:     December 12, 2000           /s/  Helen Grey Trippet
                                     ------------------------------
                                           Helen Grey Trippet


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